Exhibit 99.1

SELLAS Life Sciences Reports Corporate Highlights, Advancements for its Cancer Immunotherapy Pipeline and 2017 Financial Results

NEW YORK, NY, April 16, 2018 – SELLAS Life Sciences Group Inc. (Nasdaq: SLS) (“SELLAS”), a clinical-stage biopharmaceutical company focused on novel cancer immunotherapies for a broad range of cancer indications, today reported financial results for the year ended December 31, 2017 and provided a business update.

“In recent months, we have made meaningful progress advancing our business objectives, maturing SELLAS Life Sciences Group Ltd. into a publicly-traded company following the business combination and progressing our pipeline of cancer immunotherapies for patients with limited treatment options,” said Angelos Stergiou, MD, ScD h.c., President & Chief Executive Officer of SELLAS. “We are particularly excited about our recent financing and the positive interim results from the Phase 2b NeuVax™ + Herceptin study announced earlier this month which we believe help position SELLAS for continued success throughout the remainder of 2018. We also look forward to commencing the Phase 1/2 clinical trial of galinpepimut-S in combination with Keytruda® under our collaboration and supply agreement with Merck and our planned Phase 3 Acute Myeloid Leukemia program.”

Recent Corporate and Pipeline Highlights

•	In April 2018, SELLAS announced positive interim data from the prospective, randomized, single-blinded, controlled Phase 2b independent investigator-sponsored clinical trial (IST) of trastuzumab (Herceptin®) +/-nelipepimut-S (NeuVax™) in HER 1+/2+ breast cancer patients in the adjuvant setting to prevent recurrences.

•	In March 2018, open label Phase 2 clinical and immunological data for SELLAS’ lead product candidate, galinpepimut-S (GPS) in patients with multiple myeloma (MM) was presented at the 2018 European Society for Blood and Marrow Transplantation (EBMT) 44th Annual Meeting in Lisbon, Portugal. Median progression-free survival (PFS) of 23.6 months was reported in the high-risk disease setting, compared to historically inferior outcomes while on an immunomodulatory drug (IMID) or proteasome inhibitor post-autologous stem cell transplant maintenance.

•	In March 2018, SELLAS appointed Barbara Wood as Executive Vice President, General Counsel and Corporate Secretary.

•	In March 2018, SELLAS entered into a definitive securities purchase agreement to issue up to 10,700 shares of its Series A convertible preferred stock and warrants to purchase 1,363,631 shares of its common stock in a private placement transaction to a select group of institutional investors, in Europe and the United States, for aggregate gross proceeds of $10.7 million. The closing of the first tranche for approximately $6.0 million took place on March 9, 2018. The closing of the second tranche for approximately $4.7 million is expected to occur by the end of April 2018 following stockholder approval.

•	In December 2017, SELLAS Life Sciences Group Ltd. (“SELLAS Ltd.”), a privately-held Bermuda exempted company, completed a business combination (the “Merger”) with Galena Biopharma, Inc. (“Galena”). Upon completion of the Merger, Galena was renamed “SELLAS Life Sciences Group, Inc.,” began trading under a new ticker symbol “SLS” and the combined company now includes the late-stage pipelines of novel cancer immunotherapies for both hematologic and solid malignancies of SELLAS Ltd. and Galena.

•	In October 2017, SELLAS Ltd. entered into a clinical trial collaboration and supply agreement with Merck & Co. for a combination clinical trial targeting multiple cancer types, in which GPS will be administered in combination with Merck’s anti-PD-1 therapy KEYTRUDA® (pembrolizumab) in a Phase 1/2 trial in five cancer indications, including both hematologic malignancies and solid tumors.

Year End 2017 Financial Results

For accounting purposes, SELLAS Ltd. is considered to have acquired Galena in the Merger; therefore, the financial statements of Galena became those of SELLAS Ltd. and the results reported are those of SELLAS Ltd.

Cash Position: As of December 31, 2017, cash and cash equivalents were $2.3 million, compared to $6.0 million as of December 31, 2016. Net cash used in operating activities was $11.0 million for the year ended December 31, 2017, compared to $11.9 million for the year ended December 31, 2016.

R&D Expenses: Research and development expenses were $6.1 million for the year ended December 31, 2017, as compared to $11.4 million for the year ended December 31, 2016. The $5.3 million decrease was primarily attributable to a decrease of $2.5 million in fees due under licensing and collaboration agreements, a decrease of $1.7 million in clinical trial expense, a $1.3 million decrease in manufacturing expenses, a $1.2 million decrease in consulting fees, and $0.2 million decrease in regulatory expenses. These decreases were partially offset by a $0.7 million increase in stock-based compensation and a $0.9 million increase in personnel related expenses. Overall, research and development expenses were reduced in 2017 as SELLAS Ltd. explored various strategic options.

G&A Expenses: General and administrative expenses were $15.1 million for the year ended December 31, 2017, as compared to $4.6 million for the year ended December 31, 2016. The $10.5 million increase was primarily due to $5.7 million of transaction costs related to the Merger and a $2.1 million increase in stock-based compensation from the acceleration of restricted stock units, and a $1.5 million increase in personnel related expenses due to an increase in headcount, $0.6 million increase in accounting and audit fees, and $0.6 million in outside consulting services. The $5.7 million of transactions costs consist of $2.9 million of banking fees, $1.6 million in legal fees, $1.0 million incentive fee payable through approximately $0.1 million in cash and the issuance of 119,672 shares of our common stock upon consummation, and $0.2 million in accounting and audit fees. The transaction costs incurred related to the Merger are non-recurring expenses for the year 2017.

Non-recurring Severance Costs: Severance costs incurred during the year ended December 31, 2017 include employee-related costs for severance of former Galena employees of $1.9 million.

Net Loss: Net loss was $23.8 million and loss attributable to common stockholders was $24.4 million for the year ended December 31, 2017, or a basic and diluted loss per share to common stockholders of $10.44, as compared to a net loss and loss attributable to common stockholders of $17.7 million for the year ended December 31, 2016, or a basic and diluted loss per share to common stock holders of $18.66.

About SELLAS Life Sciences Group

SELLAS is a clinical-stage biopharmaceutical company focused on novel cancer immunotherapeutics for a broad range of cancer indications. SELLAS’ lead product candidate, galinpepimut-S (GPS), is licensed from Memorial Sloan Kettering Cancer Center and targets the Wilms Tumor 1 (WT1) protein, which is present in an array of tumor types. GPS has potential as a monotherapy or in combination to address a broad spectrum of hematologic malignancies and solid tumor indications. SELLAS has Phase 3 clinical trials planned (pending funding availability) for GPS in two indications, acute myeloid leukemia (AML) and malignant plural mesotheliomia (MPM) and is also developing GPS as a potential treatment for multiple myeloma and ovarian cancer. SELLAS plans to study GPS in up to four additional indications. SELLAS has received Orphan Drug designations from the U.S. Food & Drug Administration (FDA), as well as the European Medicines Agency, for GPS in AML and MPM; GPS also received Fast Track designation for AML and MPM from the FDA. NeuVax™ (nelipepimut-S), a first-in-class, HER2-directed cancer immunotherapy, is also being investigated for the prevention of the recurrence of breast cancer after standard of care treatment in the adjuvant setting.

For more information on SELLAS, please visit www.sellaslifesciences.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the financial performance and expectations of SELLAS, results of clinical studies and as to further development of Neuvax and GPS for a broad range of cancer indications. These forward-looking statements are based on current plans, objectives, estimates, expectations and intentions, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which risks include, without limitation, risks and uncertainties associated with immune-oncology product development and clinical success thereof, uncertainties related to timing and ability to obtain needed stockholder consent in a timely manner, the uncertainty of regulatory approval, the uncertainty of partnering its clinical assets, and other risks and uncertainties affecting SELLAS and its development programs as set forth under the caption “Risk Factors” in SELLAS’ Annual Report on Form 10-K filed on April 12, 2018 and in its other SEC filings. Other risks and uncertainties of which SELLAS is not currently aware may also affect SELLAS’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date hereof. SELLAS undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Investor Contact:

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

ir@sellaslife.com

David Moser, JD

SELLAS Life Sciences Group, Inc.

813-864-2571

info@sellaslife.com

Source: SELLAS Life Sciences Group, Inc.